Exhibit g(ii)

SECOND AMENDMENT TO CUSTODIAN AGREEMENT

THIS SECOND AMENDMENT TO CUSTODIAN AGREEMENT dated as of September 1, 2004 by and between OLD WESTBURY FUNDS, INC., a Maryland corporation (the “Fund”), and BESSEMER TRUST COMPANY, a New Jersey state chartered bank (“Bessemer”),

W I T N E S S E T H:

WHEREAS, the Fund and Bessemer are parties to that certain Custodian Agreement dated as of October 12, 1993, as amended as of May 2, 2001 (as so amended, in the “Custodian Agreement”), pursuant to which Bessemer serves as Custodian for the Fund; and

WHEREAS, the Fund and Bessemer desire to amend the Custodian Agreement to remove certain fund accounting responsibilities of Bessemer under the Custodian Agreement and to amend the compensation payable thereunder;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1. Paragraph 16(a)(iii) of the Custodian Agreement is hereby amended and restated to read in its entirety as follows:

“(iii) a monthly report of portfolio securities belonging to the Fund showing the market value at the end of the month;”

2. Paragraph 17 of the Custodian Agreement is hereby deleted in its entirety and subsequent paragraphs of the Custodian Agreement are hereby renumbered accordingly.

3. Renumbered Paragraph 21 (formerly Paragraph 22) of the Custodian Agreement is hereby amended and restated in its entirety to read as follows:

“During the term of this Agreement, the Fund will pay to Bessemer 0.175% of the average daily net assets of the Old Westbury International Fund and 0.125% of the average daily net assets of the Old Westbury Large Cap Equity Fund, the Old Westbury Mid Cap Equity Fund, the Old Westbury Fixed Income Fund, and the Old Westbury Municipal Bond Fund.”

4. The Custodian Agreement, as expressly amended hereby, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Custodian Agreement to be executed by their respective officers as of the day and year first written above.

OLD WESTBURY FUNDS, INC.

By:
Walter B. Grimm
President

BESSEMER TRUST COMPANY

By:
John G. MacDonald
Managing Director and Chief Financial Officer

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